RAZOR ENERGY CORP.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2022

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	1

INDEPENDENT AUDITORS' REPORT

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB  T2P 4B9

Tel 403-691-8000

Fax 403-691-8008

www.kpmg.ca

To the Shareholders of Razor Energy Corp.

Opinion

We have audited the consolidated financial statements of Razor Energy Corp. (the "Company"), which comprise:

  the consolidated statements of financial position as at December 31, 2022 and December 31, 2021 the consolidated statements of income (loss) and comprehensive income (loss) for the years then ended the consolidated statements of changes in shareholders' equity (deficiency) for the years then ended the consolidated statements of cash flows for the years then ended and notes to the consolidated financial statements, including a summary of significant accounting policies

(Hereinafter referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2022 and December 31, 2021, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards.  Our responsibilities under those standards are further described in the "Auditor's Responsibilities for the Audit of the Financial Statements" section of our auditor's report.

We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.  KPMG Canada provides services to KPMG LLP.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	2

Material Uncertainty Related to Going Concern

We draw attention to Note 2 in the financial statements, which indicates that the Company has a working capital deficit of $125.3 million and contractual obligations of $164.1 million due in less than one year as at December 31, 2022.  The Company also had covenant and cross-covenant defaults under AIMCo Term Loan and the Amended Arena Term Loan as at December 31, 2022 allowing the lenders to demand repayment.

As stated in Note 2 in the financial statements, these events or conditions, along with other matters as set forth in Note 2 in the financial statements, indicate that a material uncertainty exists that may cast significant doubt on the Company's ability to continue as a going concern.

Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended December 31, 2022. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

In addition to the matter described in the "Material Uncertainty Related to Going Concern" section of the auditor's report, we have determined the matter described below to be the key audit matter to be communicated in our auditor's report.

We have determined the matters described below to be the key audit matters to be communicated in our auditor's report.

Assessment of the impact of estimated proved and probable oil and gas reserves on property, plant and equipment ("PP&E")

Description of the matter

We draw attention to note 3, note 4 and note 6 to the financial statements.  The Company uses estimated proved and probable oil and gas reserves to deplete its development and production assets included in PP&E, to assess for indicators of impairment or impairment reversal on the Company's cash generating unit ("CGU") and if any such indicators exist, to perform an impairment test to estimate the recoverable amount of the CGU.

The Company has $179.1 million of PP&E as at December 31, 2022.

The Company depletes its net carrying value of development and production assets using the unit-of-production method by reference to the ratio of production in the period to the related proved and probable oil and gas reserves, taking into account estimated forecasted future development costs necessary to bring those reserves into production. Depletion expense on development and production assets was $93.5 million for the year ended December 31, 2022.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	3

The estimate of proved and probable oil and gas reserves includes significant assumptions related to:

  Forecasted oil and gas commodity prices

  Forecasted production

  Forecasted operating costs

  Forecasted royalty costs

  Forecasted future development costs.

The Company engages independent third-party reserve evaluators to estimate the proved and probable oil and gas reserves.

Why the matter is a key audit matter

We identified the assessment of the impact of estimated proved and probable oil and gas reserves on PP&E as a key audit matter. Significant auditor judgment was required to evaluate the results of our audit procedures regarding the estimate of proved and probable oil and gas reserves.

How the matter was addressed in the audit

The following are the primary procedures we performed to address this key audit matter:

We assessed the depletion and depreciation expense calculation for compliance with IFRS as issued by the IASB.

With respect to the estimate of proved and probable oil and gas reserves:

  We evaluated the competence, capabilities and objectivity of the independent third-party reserve evaluators engaged by the Company

  We compared forecasted oil and gas commodity prices to those published by other independent third party reserve evaluators

  We compared the 2022 actual production, operating costs, royalty costs and development costs of the Company to those estimates used in the prior year's estimate of proved oil and gas reserves to assess the Company's ability to accurately forecast

  We evaluated the appropriateness of forecasted production and forecasted operating costs, royalty costs and future development costs assumptions by comparing to 2022 historical results. We took into account changes in conditions and events affecting the Company to assess the adjustments or lack of adjustments made by the Company in arriving at the assumptions.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	4

Other Information

Management is responsible for the other information. Other information comprises:

  the information included in Management's Discussion and Analysis filed with the relevant Canadian Securities Commissions.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management's Discussion and Analysis filed with the relevant Canadian Securities Commissions as at the date of this auditor's report.  If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditor's report.

We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS as issued by the IASB, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	5

We also:

  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

  Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

  Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

  Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

  Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group Company to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	6

  Determine, from the matters communicated with those charged with governance, those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our auditor's report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this auditor's report is Timothy Arthur Richards.

Chartered Professional Accountants

Calgary, Canada

May 1, 2023

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	7

RAZOR ENERGY CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31,	December 31,
(Stated in thousands of Canadian dollars)	Note	2022	2021
ASSETS
Current assets
Cash and cash equivalents		2,424	2,841
Restricted cash	4	3,810	1,384
Accounts receivable	12	13,545	16,367
Prepaid expenses and deposits		852	769
Inventory	5	660	747
		21,291	22,108

Commodity contracts	12	396	-
Property, plant and equipment	6	179,074	217,058
TOTAL ASSETS		200,761	239,166

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	12	50,518	43,798
Commodity contracts	12	2,338	573
Decommissioning obligations	9	2,627	2,382
Current portion of lease obligation	8	2,417	1,321
Current portion of long-term debt	7	88,677	9,145
		146,577	57,219
Non-Current
Long-term debt	7	632	64,047
Long-term lease obligation	8	2,015	435
Flow-through share premium liabilities	11	194	-
Deferred tax liability	16	587	-
Decommissioning obligations	9	103,353	152,236
TOTAL LIABILITIES		253,358	273,937

SHAREHOLDERS' EQUITY (DEFICIENCY)
Share capital	11	33,696	29,358
Contributed surplus	11	1,433	977
Deficit		(87,726)	(65,106)
		(52,597)	(34,771)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)		200,761	239,166

Future Operations	2

Commitments and Contingencies	13

Subsequent Events	12, 22

See accompanying notes to the Consolidated Financial Statements.

(signed) "Sonny Mottahed"	(signed) "Sean Phelan"
SONNY MOTTAHED, DIRECTOR	SEAN PHELAN, DIRECTOR

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	8

RAZOR ENERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

		Years Ended December 31,
(Stated in thousands of Canadian dollars, except per share amounts)	Note	2022	2021
REVENUES
Commodity sales from production		138,722	77,496
Power generation revenue		7,857	-
Blending and processing revenue		3,403	3,222
Other revenue		1,484	806
Total revenues	14	151,466	81,524
Royalties		(35,041)	(13,134)
Net revenues		116,425	68,390

Other income	18	2,153	2,579
Realized loss on commodity contracts settlement	12	(2,228)	(463)
Unrealized gain (loss) on commodity risk management	12	288	(1,346)
		116,638	69,160

EXPENSES
Operating		77,661	56,192
Power generation		2,767	-
Transportation and treating		4,506	2,720
Blending and processing		1,399	1,344
General and administrative		6,239	4,656
Bad debt (recovery)		(706)	181
Share-based compensation		456	283
Financing	15	20,375	11,212
Depletion, depreciation and amortization	6	22,014	14,678
Impairment (reversal) of oil and gas assets	6	-	(24,306)
Realized foreign exchange loss (gain)		(185)	101
Unrealized foreign exchange loss		1,807	113
Loss (gain) on disposition/acquisition	6	2,615	(12,129)
		138,948	55,045
(Loss) Income before income tax		(22,310)	14,115
Deferred income tax recovery (expense)		(310)	3,623

INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) FOR THE YEAR		(22,620)	17,738

NET INCOME (LOSS) PER SHARE
Basic and diluted	17	(0.92)	0.83

See accompanying notes to the Consolidated Financial Statements.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	9

RAZOR ENERGY CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)

(Stated in thousands of Canadian dollars)	Note	Share Capital	Contributed Surplus	Deficit	Total Shareholders' Equity (Deficiency)
December 31, 2020		27,540	694	(82,844)	(54,610)
Shares issued	11	1,890	-	-	1,890
Share issue costs	11	(72)	-	-	(72)
Share-based compensation	11	-	283	-	283
Net income		-	-	17,738	17,738
December 31, 2021		29,358	977	(65,106)	(34,771)

December 31, 2021		29,358	977	(65,106)	(34,771)
Shares issued	11	5,000	-	-	5,000
Premium on flow-through shares	11	(471)	-	-	(471)
Share issue costs	11	(191)	-	-	(191)
Share-based compensation	11	-	456	-	456
Net loss		-	-	(22,620)	(22,620)
December 31, 2022		33,696	1,433	(87,726)	(52,597)

See accompanying notes to the Consolidated Financial Statements.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	10

RAZOR ENERGY CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years Ended December 31,
(Stated in thousands of Canadian dollars)	Note	2022	2021

Operating Activities
Net income (loss) for the year		(22,620)	17,738
Adjustments for non-cash items:
Unrealized (gain) loss on commodity risk management	12	(288)	1,346
Unrealized (gain) loss on foreign currency translation		1,807	113
Gain (loss) on disposition/acquisition/asset sales	6	2,615	(12,129)
Other income	18,9	(921)	(1,861)
Financing costs	15	20,375	11,212
Depletion, depreciation and amortization	6	21,898	14,769
Impairment (reversal)	6	-	(24,306)
Share-based compensation	11	456	283
Decommissioning costs incurred	9	(2,934)	(1,734)
(Purchase) sale commodity contracts	12	1,658	(773)
Deferred income tax (recovery) expense	16	310	(3,623)
Changes in non-cash working capital	19	4,641	7,307
Net cash flows from operating activities		26,997	8,060
Financing Activities
Proceeds from long-term debt	7	15,021	25,041
Repayment of long-term debt	7	(12,356)	(5,378)
Deferred financing cost	7	(1,952)	(4,197)
Payment of lease obligation	8	(3,268)	(1,936)
Interest expense	15	(2,958)	(2,005)
Proceeds from issue of common shares	11	5,000	1,890
Share issuance costs	11	(191)	(72)
Changes in non-cash working capital	19	(14)	-
Net cash flows from (used in) financing activities		(716)	13,343
Investing Activities
Capital expenditures	6	(28,774)	(21,626)
Business acquisition	6	-	(6,312)
Proceeds from government grants for assets	6	3,284	7,175
Proceeds on sale of assets	6	-	530
Restricted cash	4	(2,426)	(1,384)
Changes in non-cash working capital	19	1,387	1,994
Net cash flows used in investing activities		(26,529)	(19,623)
Foreign currency translation		(169)	(37)
Change in cash and cash equivalents		(417)	1,743
Cash and cash equivalents, beginning of year		2,841	1,098
Cash and cash equivalents, end of year		2,424	2,841
Cash interest paid		2,897	2,006

See accompanying notes to the Consolidated Financial Statements.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	11

RAZOR ENERGY CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(Amounts expressed in Canadian dollars, except as otherwise noted)

1.  REPORTING ENTITY

Razor Energy Corp. ("Razor" or the "Company") is a publicly listed company incorporated in the province of Alberta, Canada and its shares are listed on the TSX Venture Exchange ("TSXV"). The address of its head office is 800, 500-5th Avenue SW, Calgary, Alberta, Canada, T2P 3L5. Razor is engaged in the exploration, development and production, and the acquisition of oil and natural gas properties in western Canada. Razor's wholly owned subsidiary, FutEra Power Corp., is developing transformational power and sustainable infrastructure solutions in Western Canada. The Company trades under the symbol "RZE.V" on the TSXV.

2.  BASIS OF PRESENTATION

FUTURE OPERATIONS

As at December 31, 2022, the Company has a working capital deficit of $125.3 million and contractual obligations of $164.1 million due in less than one year. The company has $2.4 million of cash and cash equivalents as at December 31, 2022.

Further, as at December 31, 2022, the Company, although having received a waiver in advance of year-end for a potential default of certain financial covenants under the AIMCo Term Loan (note 7), had a cross-default covenant violation, as a result of being in default of certain non-financial covenants under the Arena Amended and Restated Term Loan (note 7) regarding the minimum production requirement allowing the lenders to demand repayment. As a result, amounts outstanding under the AIMCo Term Loan and the Arena Amended and Restated Term Loan have been presented as a current liability. The defaults noted above also triggered a cross covenant default on certain equipment loans and leases resulting in these loans and leases being potentially due on demand and classified as a current liability as at December 31, 2022.

Subsequent to year-end, the Company has executed a debt settlement agreement with AIMCo (note 22) and obtained a waiver from the lender for the Arena Amended and Restated Term Loan (note 22). The Company is also undertaking a Rights Offering on a best-efforts basis (note 22) for up to $10 million. There is no certainty that the Rights Offering will be successful in raising any additional cash. The completion of these transactions are subject to the satisfaction of a number of conditions to which there is no certainty. The Company is currently in discussions with the third parties under the equipment loans and leases, to attempt to remediate all events of default however, there can be no assurance that the Company will be successful in obtaining amendments or waivers under those agreements.

Although these arrangements have the potential to alleviate some of the working capital deficit and contractual obligations for the 2023 year, the Company will be reliant on the support of lenders, suppliers and other providers to the Company, as forecasted cash flow from operations is not sufficient to enable the Company to address the remaining working capital deficit and contractual obligations that will be significant, and the Company will need to maintain production levels above the minimum required levels to avoid a future event of default under the Arena Amended and Restated Term Loan.

Due to the conditions noted above there remains material uncertainties that create significant doubt with respect to the Company's ability to meet its obligations as they come due and, therefore, it may be unable to realize its assets and discharge its liabilities in the normal course of business.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	12

The audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. The audited consolidated financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate. If the going concern basis were not appropriate for the audited consolidated financial statements, then adjustments would be necessary in the carrying value of the assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. These adjustments could be material.

STATEMENT OF COMPLIANCE

The consolidated financial statements are prepared using accounting policies consistent with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board ("IASB") effective as of December 31, 2022.

These consolidated financial statements include the accounts of Razor Energy Corp. and its wholly owned subsidiaries, Blade Energy Services Corp. ("Blade"), FutEra Power Corp. ("FutEra") and its subsidiary Swan Hills Geothermal Power Corp., Razor Royalties Limited Partnership ("RRLP"), Razor Holdings GP Corp. and Razor Resources Corp. All inter-entity transactions have been eliminated.

Expenses in the statement of earnings (loss) are presented as a combination of function and nature in conformity with industry practice. Depletion and depreciation expenses are presented on separate lines by their nature, while operating, transportation and treating, blending and processing, and general and administrative expenses are presented on a functional basis.

The consolidated financial statements were authorized for issue by the Board of Directors, on May 1, 2023.

BASIS OF MEASUREMENT

These consolidated financial statements are prepared on a historic cost basis; except for financial instruments which are measured at fair value.

FUNCTIONAL AND PRESENTATION CURRENCY

These consolidated financial statements are presented in Canadian dollars, which is the Company's and its wholly owned subsidiary's functional currency. Transactions completed in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the time of the transactions. Foreign currency assets and liabilities are translated to functional currency at the period-end exchange rate. Revenue and expenses are translated to functional currency using the average exchange rate for the period. Realized and unrealized gains and losses resulting from the settlement or translation of foreign currency transactions are included in net income or loss.

USE OF ESTIMATES AND JUDGMENTS

The preparation of these consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Management's estimates and judgments are continually evaluated and are based on historical experience and other factors that management believes to be reasonable under the circumstances. Actual results may differ from these estimates.  Judgments and estimates are reviewed on a continual basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	13

CRITICAL JUDGMENTS IN APPLYING ACCOUNTING POLICIES

The following are critical judgments that management has made in the process of applying the Company's accounting policies and that have the most significant effect on the amounts recognized in these consolidated financial statements:

Property, Plant & Equipment (PP&E)

The Company makes judgments to assess the nature of the costs to be capitalized and the time period over which they are capitalized in the purchase or construction of an asset; evaluate the appropriate level of componentization where an asset is made up of individual components for which different depletion, depreciation and amortization methods and useful lives are appropriate; distinguish major overhauls and reactivations to be capitalized apart from repair and maintenance activities to be expensed; and determine the useful lives over which assets are depleted, depreciated and amortized.

Cash Generating Unit (CGU)

CGUs are the smallest group of assets that generate cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets. The recoverability of development and production asset carrying values are assessed at the CGU level. Determination of what constitutes a CGU is subject to management's judgment. The asset composition of a CGU can directly impact the recoverability of the assets included therein. In assessing the recoverability of development and production assets, each CGU's carrying value is compared to its recoverable amount, defined as the greater of fair value less costs to sell and value in use. The Company has identified four CGU's being: Swan Hills, Kaybob, Southern Alberta and Power Generation.

Assessment of Asset Impairment

Judgments are required when the Company assesses CGUs for indicators of impairment or impairment reversal. The Company uses estimated proved and probable oil and gas reserves to assess for indicators of impairment or impairment reversal on the Company's CGUs.  The estimate of proved and probable oil and gas reserves includes significant assumptions relating to forecasted oil and gas commodity prices, forecasted production, forecasted operating costs, forecasted royalty costs and forecasted future development costs.

KEY SOURCES OF ESTIMATION UNCERTAINTY

The following are key estimates and their assumptions made by management affecting the measurement of balances and transactions in these consolidated financial statements:

Reserves

The Company uses estimated proved and probable oil and gas reserves to deplete its development and production assets included in property,  plant and equipment, to assess for indicators of impairment or impairment reversal on the Company's CGUs and if any such indicators exist, to perform an impairment test to estimate the recoverable amount of the CGU. Proved and probable oil and gas reserves requires estimation and are subject to assumptions regarding forecasted oil and gas commodity prices, forecasted production, forecasted operating costs, forecasted royalty costs and forecasted future development costs. It also requires interpretation of geological and geophysical models in order to make an assessment of the size, shape, depth and quality of reservoirs, and their anticipated recoveries. The economical, geological and technical factors used to estimate proved and probable oil and gas reserves may change from period to period. Changes in reported proved and probable oil and gas reserves can impact the carrying values of the Company's property, plant and equipment, the calculation of depletion, the provision for decommissioning obligations, and the recognition of deferred tax assets due to changes in expected future cash flows. The Company engages independent third party reserve evaluators to estimate proved and probable oil and gas reserves at least annually. The Company's proved and probable oil and gas reserves represent the estimated quantities of oil, natural gas and natural gas liquids ("ngl") which geological, geophysical and engineering data demonstrate with a specified degree of certainty to be economically recoverable in future years from known reservoirs and which are considered commercially producible. Such proved and probable oil and gas reserves may be considered commercially producible if management has the intention of developing and producing them and such intention is based upon (i) a reasonable assessment of the future economics of such production; (ii) a reasonable expectation that there is a market for all or substantially all the expected petroleum and natural gas production; and (iii) evidence that the necessary production, transmission and transportation facilities are available or can be made available. Reserves may only be considered proved and probable if producibility is supported by either production or conclusive formation tests. Razor's proved and probable oil and gas reserves are determined in accordance with the standards contained in National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities and the Canadian Oil and Gas Evaluation Handbook.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	14

Business Combinations

Business combinations are accounted for using the acquisition method of accounting. The determination of fair value often requires management to make assumptions and estimates about future events. The assumptions and estimates with respect to determining the fair value of exploration and evaluation assets and property, plant and equipment acquired generally require estimates of proved and probable oil and gas reserves, including significant assumptions related to forecasted oil and gas commodity prices, forecasted production, forecasted operating costs, forecasted royalty costs and forecasted future development costs, and discount rates. Assumptions are also required to determine the fair value of decommissioning obligations associated with the development and production assets.  Changes in any of these assumptions or estimates used in determining the fair value of acquired assets and liabilities could impact the amounts assigned to assets and liabilities in the acquisition equation. Future profit (loss) can be affected as a result of changes in future depletion and depreciation or impairment.

Impairment of Assets / Impairment Reversals

Razor evaluates its PP&E for indicators of any potential impairment or impairment reversal of existing impairments for any of its CGUs at each reporting period. If impairment indicators exist, the CGU is tested for impairment and a loss is recognized to the extent that the carrying amount of the CGU exceeds its estimated recoverable amount. If impairment reversal indicators exist, the CGU is tested for impairment reversal. A reversal of an impairment loss shall not exceed the carrying amount that would have been determined (net of depletion) had no impairment loss been recognized for the asset in prior periods. Such a reversal is recognized in net income, following which the depletion charge is adjusted in future periods to allocate the CGU's revised carrying amount on a systematic basis over its remaining useful life.

For the purposes of determining the extent of any impairment or its reversal, estimates must be made regarding estimated proved plus probable oil and gas reserves. Proved and probable oil and gas reserves requires estimation, which are subject to significant assumptions related to forecasted oil and gas commodity prices, forecasted production, forecasted operating costs, forecasted royalty costs and forecasted future development costs, and discount rates.  The Company engages independent third party reserve evaluators to estimate the proved and probable oil and gas reserves at least once annually.

The results of impairment tests are sensitive to changes in any of the significant assumptions related to forecasted oil and gas commodity prices, forecasted production, forecasted operating costs, forecasted royalty costs and forecasted future development costs which may impact the estimate of proved and probable oil and gas reserves, in addition to being impacted by the discount rate,  all of which could decrease or increase the recoverable amounts of assets and result in additional impairment charges or reversal of impairment charges.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	15

Depletion, Depreciation & Amortization (DD&A)

The Company depletes its net carrying value of development and production assets using the unit of production method by reference to the ratio of production in the period to the related proved and probable oil and gas reserves, taking into account estimated forecasted future development costs necessary to bring those reserves into production. The Company engages independent third party reserve evaluators to estimate the proved and probable oil and gas reserves at least once annually.

Other assets, except field equipment and the power plant, are depreciated on a straight-line basis over their estimated useful lives estimated to be three years. Field equipment is depreciated using declining balance method at a rate of 20% per year and the Power Plant is depreciated using a straight-line method over 25 years. Depreciation methods, useful lives and residual values are reviewed at each reporting date. Capitalized turnaround costs are depreciated evenly over the period until the next scheduled turnaround.

Decommissioning Obligations

Decommissioning obligations are measured based on the estimated cost of abandonment and reclamation discounted to its net present value using an inflation-adjusted risk-free rate. Due to the long-term nature of current and future project developments, abandonment and reclamation costs will be incurred many years in the future. The provision for the cost of decommissioning wells, production facilities, and pipelines at the end of their economic lives has been estimated using existing technology, at current prices or long-term assumptions and based upon the expected timing of the activity. While the provision is based on the best estimate of future costs and the economic lives of the facilities and pipelines, there is uncertainty regarding both the amount and timing of incurring these costs.

Income Taxes

Current tax is based on estimated taxable income and tax rates, which are determined pursuant to the tax laws that are enacted or substantively enacted as at the date of the statement of financial position.

Deferred tax is determined using the liability method. Under the liability method, deferred tax is calculated based on the differences between assets and liabilities reported for financial accounting purposes and those reported for income tax purposes. Deferred tax assets and liabilities are measured using substantively enacted tax rates. The impact of a change in tax rate is recognized in net income in the period in which the tax rate is substantively enacted. The Company recognizes in its financial statements the best estimate of the impact of a tax position by determining if the available evidence indicates whether it is more likely than not, based solely on technical merits, that the position will be sustained on audit. The Company estimates the amount to be recorded by weighting all possible outcomes by their associated probabilities.

Deferred tax assets and liabilities are offset only when a legally enforceable right of offset exists, and the deferred tax assets and liabilities arose in the same tax jurisdiction and relate to the same taxable entity. The determination of the income tax provision is an inherently complex process, requiring management to interpret continually changing regulations and make estimates as to their impact on the provision.

Leases

The Company is required to make judgments, estimates and assumptions regarding the incremental borrowing rates and terms of leases. The key assumptions utilized by the Company include not renewing office leases and opting to buyout equipment at the end of the lease term. The carrying balance of the right-of use assets, lease liabilities and related interest and depreciation expense, may differ due to changes in lease terms and in market conditions.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	16

Climate Change and Environmental Reporting Regulations

Climate and emission related reporting standards are constantly evolving. The International Sustainability Standards Board has issued an IFRS Sustainability Disclosure Standard with the goal to develop sustainability disclosure standards that are globally consistent, comparable and reliable. The Canadian Securities Administrators have also issued a proposed National Instrument 51‐107 Disclosure of Climate‐related Matters which details the additional reporting requirements for Canadian Public Companies. The Company continues to monitor progress on these reporting requirements and have not yet quantified the cost to comply with these standards.

3.  SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently for all periods in these consolidated financial statements.

BUSINESS COMBINATIONS

The acquisition method of accounting is used to account for acquisitions of subsidiaries and assts that meet the definition of a business under IFRS. Subsidiaries are entities controlled by the Company. Control exists when the Company has the power to govern the financial and operating policies of an entity to obtain benefits from its activities. The financial statements of subsidiaries are included in the financial statements from the date that control commences until the date that control ceases.

The cost of an acquisition is measured as the fair value of the assets acquired, equity instruments issued and liabilities incurred or assumed at the date of exchange. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured at fair value at the acquisition date, except for deferred income taxes. The excess of the cost of an acquisition over the fair value of the identifiable assets and liabilities acquired is recorded as goodwill. If the cost of an acquisition is less than the fair value of the net assets acquired, the difference is recognized immediately in earning or loss. Acquisition costs incurred by the Company are expensed in earnings or loss in the period incurred.

JOINTLY OWNED ASSETS

Some of the Company's oil and natural gas activities involve jointly owned assets. The financial statements include the Company's share of these jointly owned assets and its proportionate share of the relevant revenue and related costs.

REVENUE RECOGNITION

Revenue from the sale of crude oil, natural gas and natural gas liquids ("NGL") produced and purchased is recognized upon the delivery of crude oil, natural gas, and NGL to the buyer and collection is reasonably assured. This is generally at the point in time when the buyer obtains legal title to the product, which is when it is physically transferred to the pipeline or other transportation method agreed upon. Revenues for blending and processing services are recognized over time as the service is provided and are generally billed monthly. Royalty income is recognized monthly as it accrues in accordance with the terms of the royalty agreements. Crude oil, natural gas, and NGL produced and sold by the Company below or above its working interest share in the related resource properties results in production underlifts or overlifts. Underlifts are recorded as inventory and overlifts are recorded as a payable at fair value with a corresponding increase to operating expense. Revenue from power generation is recognized upon the delivery of power to the Alberta electrical grid and collection is reasonably assured.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	17

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment (PP&E) are recorded at cost less accumulated depletion, depreciation and amortization and any accumulated impairment losses. The initial cost of an asset comprises its purchase price or construction cost, costs attributable to bringing the asset into operation, and the initial estimate of decommissioning obligations. When significant parts of an item of PP&E have different useful lives, they are accounted for as separate items.

Costs of developing and acquiring oil and gas properties are capitalized as development and production asset costs. These costs include lease acquisition costs, geological and geophysical expenditures, costs of drilling and completion of wells, plant and production equipment costs, and related overhead charges.

Borrowing costs incurred for the construction of qualifying assets are capitalized during the period of time that is required to complete and prepare the assets for their intended use or sale. All other borrowing costs are recognized in profit or loss using the effective interest method.

Subsequent costs

Costs incurred subsequent to the determination of technical feasibility and commercial viability and the costs of replacing major parts and reactivations of development and production assets are included in PP&E or other assets only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures are recognized in profit or loss as incurred. Such capitalized development and production assets generally represent costs incurred in developing proved and/or probable oil and gas reserves and bringing in or enhancing production from such proved and probable oil and gas reserves, and are accumulated on a well, field or geotechnical area basis, together with the discounted value of estimated future costs of decommissioning obligations.  When components of an asset are replaced, disposed of, or no longer in use, the carrying amount is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

Depletion, depreciation and amortization

The depletion, depreciation and amortization of development and production assets and other assets are recognized in profit or loss as incurred.

The Company depletes its net carrying value of development and production assets using the unit of production method by reference to the ratio of production in the period to the related proved and probable oil and gas reserves, taking into account estimated forecasted future development costs necessary to bring those reserves into production. Natural gas reserves and production are converted to barrels of oil equivalent based upon the relative energy content (6:1).  The Company engages independent third party reserve evaluators to estimate the proved and probable oil and gas reserves at least once annually and the proved and probable oil and gas reserves are determined in accordance with National Instrument 51-101 Standards of Disclosure of Oil and Gas Activities.  Proved and probable oil and gas reserves are estimated using independent third-party reserve evaluators reports and represent the estimated quantities of oil, natural gas, and natural gas liquids which geological, geophysical and engineering data demonstrate with a specified degree of certainty to be recoverable in future years from known reservoirs and which are considered commercially viable. The specified degree of certainty must be a minimum 90% statistical probability that the actual quantity of recoverable reserves will be more than the amount estimated as proved and a minimum 50% statistical probability for proved and probable oil and gas reserves to be considered commercially viable.

Other assets, except field equipment, are depreciated on a straight-line basis over their estimated useful lives estimated to be three years. Field equipment is depreciated using declining balance method at a rate of 20% per year.  Depreciation methods, useful lives and residual values are reviewed at each reporting date.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	18

The right-of-use asset ("ROU asset") is depreciated using the straight-line method from the initial application date to the earlier of the end of the useful life of the ROU asset or the end of the lease term.

Major maintenance and repairs

Ongoing costs to maintain properties are generally expensed as incurred. The costs of material replacement parts, turnarounds and major inspections are capitalized provided it is probable that the future economic benefits in excess of cost will be realized and such benefits are expected to extend beyond the current operating period. Capitalized turnaround costs are depreciated evenly over the period until the next scheduled turnaround.

IMPAIRMENT OF PROPERTY, PLANT AND EQUIPMENT

The carrying amounts of the Company's PP&E assets are reviewed at each reporting date to determine whether there are any internal or external indicators of impairment or impairment reversal. If any such indicator exists, then the recoverable amount is estimated.

For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets or CGUs. The estimated recoverable amount of an asset or a CGU is the greater of its value in use and its fair value less costs to sell.

Impairment reversals are recognized to the extent that impairment had been previously recorded, but are limited to the net book value that would exist had the original impairment never been recorded, including estimates for depletion.

The estimated recoverable amount involves significant estimates including the estimate of proved and probable oil and gas reserves and the discount rates. The estimate of proved and probable oil and gas reserves is sensitive to the significant assumptions regarding forecasted oil and gas commodity prices, forecasted production, forecasted operating costs, forecasted royalty costs and forecasted future development costs.

In assessing the value in use, the estimated future cash flows from proved and probable oil and gas reserves are discounted to their present value using a pre-tax discount rate that reflects current market assessment of the time value of money. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm's length transaction between knowledgeable and willing parties. The forecasted oil and gas commodity prices used in the impairment test are based on period-end forecasted oil and gas commodity prices estimated by the Company's independent third-party reserve evaluators. An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in the statements of income.

An impairment loss in respect of property, plant and equipment, recognized in prior years, is assessed at each reporting date for any internal or external indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount.

An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depletion and depreciation or amortization, if no impairment loss had been recognized.

PROVISIONS

The Company recognizes provisions when:

 (i) there is a current legal or constructive obligation as a result of a past event;

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	19

 (ii) a probable outflow of economic benefits will be required to settle the obligation; and

 (iii) a reliable estimate of the obligation can be made.

If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. If discounting is used, the increase in the provision due to the passage of time is recognized in financing expense.

INVENTORY

Product inventory consists of the Company's unsold crude oil barrels, which is valued at the lower of cost, using the first-in, first-out method, and net realizable value. Cost includes operating expenses and depletion associated with the unsold crude oil barrels.

DECOMMISSIONING OBLIGATIONS

Decommissioning obligations are legal obligations connected with the abandonment and reclamation of the Company's development and production assets.

These obligations are measured at management's best estimate of the expenditure required to settle the obligation and are discounted to present value when the effect is material. Cash flows for decommissioning obligations are adjusted to take risks and uncertainties into account, are inflated and are discounted using a risk-free discount rate. Initially, the net present value of the estimated decommissioning obligations is recorded as a liability, with a corresponding increase in the carrying amount of the related asset.

Revaluations of the decommissioning obligations at each reporting period take into account changes in estimated future cash flows and the discount rate. Any change in the carrying amount of the provision due to change in the present value is accreted over the estimated time period until the obligation is to be settled; the accretion expense is recognized as financing costs.

Actual costs incurred upon the settlement of the decommissioning obligations are charged against the decommissioning obligations. Any difference between the estimated decommissioning obligations and the actual retirement costs incurred is recorded as a gain or loss. Management reviews the decommissioning obligation estimate and changes, if any, are applied prospectively. Revisions made to the decommissioning obligation estimate are recorded as an increase or decrease to the decommissioning obligation with a corresponding change made to the carrying amount of the related asset. The asset is depreciated over the remaining useful life of the underlying asset. The carrying amount of both the liability and the capitalized asset, net of accumulated depreciation, are derecognized if the asset is subsequently disposed.

FINANCIAL INSTRUMENTS

Non-derivative financial instruments

Non-derivative financial instruments are comprised of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and long-term debt, which are classified at amortized cost. Non-derivative financial instruments are recognized initially at fair value, then at amortized cost using the effective interest method.

Transaction costs incurred in connection with the issuance of long-term debt instruments with a maturity of greater than one year are deducted against the carrying value of the debt and amortized to net income (loss) using the effective interest rate method over the expected life of the debt.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	20

Derivative financial instruments

The Company also enters into financial derivative contracts from time to time in order to reduce its exposure to market risks from fluctuations in commodity prices. These instruments are not used for trading or speculative purposes. The Company does not designate financial derivative contracts as effective accounting hedges, and thus does not apply hedge accounting, even though the Company considers all commodity contracts to be economic hedges. As a result, the Company's policy is to classify all financial derivative contracts at fair value through profit or loss and to record them on the Statement of Financial Position at fair value. Attributable transaction costs are recognized in earnings when incurred. The estimated fair value of all derivative instruments is based on quoted market prices and/or third party market indications and forecasts.

The Company accounts for its forward physical delivery sales contracts, entered into and held for the purpose of receipt or delivery of non-financial items in accordance with its expected purchase, sale or usage requirements as executory contracts. As such, these contracts are not considered to be derivative financial instruments and will not be recorded at fair value on the Statement of Financial Position. Settlements on physical sales contracts are recognized in oil and natural gas revenue.

Impairment of financial instruments

The Company used an expected credit loss ("ECL") impairment model for all financial assets and certain off-balance sheet loan commitments and guarantees. The ECL model will result in an allowance for credit losses being recorded on financial assets regardless of whether there has been an actual loss event.

The ECL model requires the recognition of credit losses based on 12 months of expected losses for financial assets (Stage 1) and the recognition of lifetime ECL on financial assets that have experienced a significant increase in credit risk since origination (Stage 2). IFRS 9 permits entities to apply a simplified approach to trade receivables, contract assets and lease receivables, where a lifetime ECL will be measured at initial recognition of the financial asset. The Company recognizes loss allowances for ECL on its financial assets measured at amortized cost. The Company does not have any financial assets that contain a financing component. The Company has not designated any financial instruments as fair value through other comprehensive income ("FVOCI"), nor does the Company use hedge accounting.

INCOME TAXES

Income taxes is comprised of current and deferred taxes. Income tax is recognized in earnings, except to the extent it relates to items recorded in equity, in which case it is recognized in equity. Current tax is calculated on taxable earnings using rates enacted or substantively enacted at the reporting date.

Deferred tax is recognized using the asset and liability method of accounting for income taxes. Under this method, income tax liabilities and assets are recognized for the estimated tax consequences attributable to temporary differences between the amounts reported in the financial statements and their respective tax bases, using substantively enacted income tax rates. The effect of a change in income tax rates on deferred income tax liabilities and assets is recognized in income in the period that the change occurs. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity.

Deferred tax assets are recognized only when it is probable that future taxable earnings will be available against which the temporary differences can be applied.

FOREIGN CURRENCY TRANSLATION

Transactions in foreign currencies are translated into the functional currency using the exchange rate on the transaction date. Monetary assets and liabilities denominated in a foreign currency are adjusted to reflect the exchange rate at the statement of financial position date. Foreign exchange gains or losses on translation of these monetary items are recognized in earnings.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	21

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

Cash and cash equivalents include cash on hand, deposits held with financial institutions and other short-term highly liquid investments, with a maturity of 90 days or less. Restricted cash primarily consists of cash held in a restricted account and is considered not available for general use by the Company. When restricted cash is not expected to be available within 12 months, it is classified as a non-current asset.

CONTINGENCIES

A contingent liability is a possible obligation, and a contingent asset is a possible asset, that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company. A contingent liability may also be a present obligation that arises from past events that is not recognized because it is not probable that an outflow of economic resources will be required to settle the obligation or the amount of the obligation cannot be measured reliably. Neither contingent liabilities nor assets are recognized in the financial statements. However, a contingent liability is disclosed, unless the possibility of an outflow of resources is remote. A contingent asset is only disclosed where an inflow of economic benefits is probable. Management evaluates the likelihood of contingent events based on the probability of exposure to potential loss. Actual results could differ from these estimates.

SHARE CAPITAL

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares, stock options and warrants are recognized as a deduction to share capital, net of any tax effect.

DIVIDENDS

Dividends on common shares are recognized in the Company's financial statements in the period in which the dividends are declared by the Board of Directors. Shareholders' equity is reduced by the amount of the declared dividend.

SHARE-BASED COMPENSATION PLANS

The fair value of options granted to employees is recognized as compensation expense as at the date of grant, with a corresponding increase in contributed surplus over the vesting period. A forfeiture rate is estimated on the grant date and is adjusted to reflect the actual number of options that vest. Upon exercise of the option, consideration received, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital.

SHARE PURCHASE WARRANTS

The Company has issued share purchase warrants as part of a financing arrangement. The share purchase warrants are issued with an exercise price based on the Company's market share price at the date of issue. The share purchase warrants are classified as equity instruments. Consideration received on the sale of a share and share purchase warrant classified as equity is allocated, within equity, to the respective equity accounts on a reasonable basis. The amounts for the share purchase warrants are recognized in warrants. The fair value of these share purchase warrants is measured at issue date using the Black-Scholes pricing model taking into account the terms and conditions upon which the share purchase warrants were issued. Share purchase warrants classified as equity instruments are not subsequently re-measured for changes in fair value.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	22

PER SHARE AMOUNTS

Basic income or loss per share is calculated by dividing the net income or loss by the weighted average number of common shares outstanding during the period. For the dilutive net income per share calculation, the weighted average number of shares outstanding is adjusted for the potential number of shares which may have a dilutive effect on net income.

Diluted income per share is calculated giving effect to the potential dilution that would occur if outstanding warrants, share options, restricted rights, performance share units, or deferred compensation awards were exercised or converted into common shares. The weighted average number of diluted shares is calculated in accordance with the treasury stock method for warrants, share options, restricted rights and performance share units. The treasury stock method assumes that the proceeds received from the exercise of all potentially dilutive instruments are used to repurchase common shares at the average market price.

GOVERNMENT GRANTS

Government grants are recognized when there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. If a grant is received but compliance with any attached condition is not achieved, the grant is recognized as a deferred liability until such conditions are fulfilled. When the grant relates to an expense item, it is recognized as income in the period in which the costs are incurred. Where the grant relates to an asset, it is recognized as a reduction to the net book value of the related asset and then subsequently in net income (loss) over the expected useful life of the related asset through lower charges to impairment and/or depletion, depreciation and amortization.

During the year ended December 31, 2022, Razor received no government grants through the Canada Emergency Wage Subsidy ("CEWS") (2021 - $0.6 million). To date, Razor has received $16.3 million in government grants to support its South Swan Hills co-produced geothermal power generation project. The Company also participates in the Alberta Site Rehabilitation Program ("SRP") which began in 2020 and has received approval for Government funding to assist with abandonment and reclamation activities. The Company does not record any of the grant income until the completion of the individual projects. During the year ended December 31, 2022, Razor recorded a reduction in the decommissioning obligation liability of $0.9 million (2021 - $1.9 million) with the offset being recorded as other income in the statement of loss and comprehensive loss.

LEASES

When Razor is party to a lease arrangement as the lessee, it recognizes a right-of-use asset ("ROU asset") and a corresponding lease obligation on the statement of financial position on the date that a leased asset becomes available for use. Interest associated with the lease obligation is recognized over the lease period with a corresponding increase to the underlying lease obligation. ROU assets are depreciated on a straight-line basis over the shorter of the asset's useful life and the lease term. Depreciation on ROU assets is recognized in depletion and depreciation. ROU assets and lease obligations are initially measured on a present value basis.  Lease obligations are measured as the net present value of the lease payments which may include: fixed lease payments, variable lease payments based on an index or a rate, and amounts expected to be payable under residual value guarantees and payments to exercise an extension or termination option, if Razor is reasonably certain to exercise either of those options. ROU assets are measured at cost, which is composed of the amount of the initial measurement of the lease obligation, less any incentives received, plus any lease payments made at, or before, the commencement date and initial direct costs and asset restoration costs, if any. The rate implicit in the lease is used to determine the present value of the liability and ROU asset arising from a lease, unless this rate is not readily determinable, in which case the Company's incremental borrowing rate is used.

In cases where the leased asset is used in the Company's jointly controlled operations, Razor as the operator, is the obligor to the lessor and presents the full amount of the lease obligation and ROU asset at the commencement date of the lease. Certain payments relating to the Company's lease obligation may be recovered over time in accordance with billings for each partner's proportionate interest in the joint operation and are recognized in other income.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	23

Short-term leases and leases of low-value assets are not recognized on the statement of financial position and lease payments are instead recognized in the financial statements as incurred. For certain classes of leases, Razor does not separate lease and non-lease components, accounting for these leases as a single lease component.

FLOW THROUGH SHARES

The Company finances a portion of its Canadian Renewable Conservation Expenses ("CRCE") activities through the issuance of flow-through shares. Under flow-through share agreements, the resource expenditure deductions for income tax purposes related to CRCE are renounced to subscribers in accordance with tax legislation. Flow-through shares issued are recorded in share capital at the fair value of common shares on the date of issuance. The premium received on issuing flow through shares is initially recorded as a long-term premium liability. As qualifying expenditures are incurred, the premium is reversed and a deferred income tax liability is recorded. The net amount is then recognized as deferred income tax expense.

OPERATING SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenue and expenses that relate to transactions with any of the Company's other operating segments. All operating segments' results are reviewed regularly by the Company's President & Chief Executive Officer, Chief Financial Officer and Chief Operating Officer ("Executive Management") to make decisions about resources to be allocated to the operating segment and assess its performance. Operating segment results that are reported Executive Management include items directly attributable to an operating segment as well as those that can be allocated on a reasonable basis. The Company's operating segments are defined in Note 21.

4.  RESTRICTED CASH

Restricted cash consists of cash held in a restricted account as collateral under the terms of the commodity contracts totaling $2.3 million ($USD 1.7 million) and is considered not available for general use by the Company. In addition, as per the terms of the Arena Amended and Restated Term Loan $0.5 million ($USD 0.3 million) is held as restricted cash as at December 31, 2022.  In May 2022, the Company issued a letter of credit in favor of a utility provider in the amount of $1.0 million. As security, the Company has set aside an equivalent Guaranteed Investment Certificate ("GIC") at the financial institution that issued the letter of credit. The Company held a total of $3.8 million as restricted cash at December 31, 2022 (December 31, 2021 - $1.4 million).

5.  INVENTORY

Razor's product inventory consists of the Company's unsold crude oil barrels, which is valued at the lower of cost and net realizable value.  Costs include operating expenses and depletion associated with the unsold crude oil barrels on a CGU basis. As at December 31, 2022, the Company held 9,921 barrels of oil (December 31, 2021 - 15,200 barrels) in inventory. The inventory at December 31, 2022 was valued at an average cost of $67.80 per barrel (December 31, 2021 - $49.15 per barrel) for a total value of $0.7 million (December 31, 2021 - $0.7 million).  Included in this amount is $0.1 million of depletion expense for the period ended December 31, 2022 (December 31, 2021 - $0.2 million).

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	24

6.  PROPERTY, PLANT AND EQUIPMENT

A reconciliation of the changes in the carrying amount of property, plant and equipment (PP&E) is as follows:

($000's)	Total
Cost
December 31, 2020	244,069
Capital expenditures	21,626
Right-of-use asset	398
Asset dispositions/non-monetary dispositions[1]	(326)
Acquisition	22,537
Government grants	(7,175)
Change in decommissioning obligations	16,126
December 31, 2021	297,255
Capital expenditures	28,774
Right-of-use asset	5,943
Asset dispositions/non-monetary dispositions[1]	(5,734)
Government grants	(3,284)
Change in decommissioning obligations	(42,229)
December 31, 2022	280,725

Accumulated depletion, depreciation and amortization
December 31, 2020	61,074
Depletion, depreciation and amortization	14,769
Depletion on impairment reversal	4,434
Accumulated depletion on disposition	(80)
December 31, 2021	80,197
Depletion, depreciation and amortization	21,898
Accumulated depletion on disposition	(444)
December 31, 2022	101,651

Impairment
December 31, 2020	28,740
Impairment reversal	(24,306)
Depletion on impairment reversal	(4,434)
December 31, 2021	-
December 31, 2022	-

Net book value
December 31, 2021	217,058
December 31, 2022	179,074

1 On May 1, 2022, Razor received notice that a non-operated partner had reclaimed their interest in certain properties in the Swan Hills area where Razor has a non-operated working interest. The operator of the properties has re-allocated the reclaimed interest from the remaining parties' proportionate to their working interests for no additional consideration. The transaction has been recorded as a non-monetary transaction which resulted in a loss on disposition of $2.6 million. Included in the loss is a provision of $3.4 million related to a potential adjustment of net operating income to an assumed effective date of June 12, 2020. Given the estimation uncertainty surrounding the provision, management is continuing to assess the provision on an ongoing basis.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	25

As at December 31, 2022, the forecasted future development costs required to develop proved and probable oil and gas reserves in the amount of $21.7 million are included in the depletion calculation for development and production assets (December 31, 2021 - $54.7 million). Depletion expense on development and production assets was $93.5 million (December 31, 2021 - $76.5 million) for the year ended December 31, 2022.

Impairment

At the end of each reporting period, the Company assesses whether there were indicators of impairment or impairment reversals for any of its CGUs.  The assessment factors in the following criteria: changes in proved and probable oil and gas reserves, including changes in significant assumptions such as forecasted oil and gas commodity prices, forecasted production, forecasted operating costs, forecasted royalty costs and forecasted future development costs, previous reserve report; interest rates that impact discount rates; the health of the oil and gas industry; the status of the general economy; well performance; and near term development plans.  As at December 31, 2022, Razor concluded there are no indicators of impairment.

At December 31, 2021, Razor assessed whether there were indicators of impairment or impairment reversals.  It was determined that there were indicators for impairment reversals for the Kaybob and Southern Alberta Cash Generating Units ("CGU's") based on increased market capitalization and increases in forecasted oil and gas commodity prices from the last time an impairment test was performed, and as a result, the CGU's were tested for impairment reversal.  The Companies Swan Hills CGU has not had previous impairments. Management determined that the recoverable amount for the CGU's that were tested had significantly exceeded their carrying amount and therefore impairment reversals were calculated.  The recoverable amount was calculated as the fair value of the assets which was determined using a discounted cash flow approach based on the December 31, 2021 independent third-party reserve evaluators reserve evaluation of proved and probable oil and gas reserves.

The table below summarizes the forecasted oil and natural gas commodity prices used in preparing the Company's December 31, 2021 reserve evaluation.

	WTI ($US/bbl)	MSW Light Edmonton ($CDN/bbl)	WCS ($CDN/bbl)	Foreign Exchange ($US/$CDN)
2022	73.00	86.25	75.63	0.8000
2023	70.00	82.40	71.56	0.8000
2024	68.00	79.80	68.74	0.8000
2025	69.36	81.39	70.12	0.8000
2026	70.75	83.02	71.52	0.8000
2027	72.16	84.68	72.95	0.8000
2028	73.61	86.38	74.41	0.8000
2029	75.08	88.10	75.90	0.8000
2030[1]	76.58	89.87	77.42	0.8000

1) The annual escalation rate used after 2030 is 2%

CGU description	Recoverable amount	Risk adjusted discount rate	Impairment reversal
Kaybob	25,910	17.5	17,131
Southern Alberta	17,311	17.5	7,175
	43,221		24,306

The impairment reversal in these 2 CGU's was primarily attributable to the increase in oil and natural gas prices as used in the reserve evaluation.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	26

2021 Acquisition

During 2021, Razor completed the acquisition of certain non-operating working interest positions in its Swan Hills, Alberta core region for cash consideration of $6.3 million. This business acquisition was accounted for using the acquisition method, with the operating results included in the Company's financial and operating results commencing on the closing date of the acquisition being August 12, 2021. The fair values of the identifiable assets acquired and liabilities assumed by Razor were allocated as follows:

Fair value of net assets acquired	($000's)
Property, plant and equipment [1]	22,537
Decommissioning obligations [2]	(473)
Deferred income tax liability	(3,623)
Total net assets acquired	18,441

1) The fair value of property, plant and equipment has been determined with reference to a reserve report.

2) Estimated using a credit-adjusted risk-free rate of 15%.

Consideration	($000's)
Cash	6,312
Gain on acquisition	12,129

Included in the statements of income (loss) and comprehensive income (loss) for the year ended December 31, 2021 are the following amounts relating to the Swan Hills acquisition from August 13, 2021:

($000's)
Petroleum and natural gas revenue	11,003
Net income and comprehensive income	2,798

If the Swan Hills Unit 1 acquisition had been effective on January 1, 2021, the proforma results of the revenue and revenue, net of royalties and operating costs, for the year ended December 31, 2021 would have been as follows:

	Year ended December 31, 2021
($000's)	As stated	Amounts prior to acquisition	Pro Forma
Revenue	81,524	13,643	95,167
Revenue, net of royalties and operating costs[1]	8,134	(229)	7,905

1) Operating, transportation and treating, and blending and processing costs

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	27

7.  LONG-TERM DEBT

Loan with AIMCo

On February 16, 2021, the Company extended the Amended Term Facility with AIMCo (the "AIMCo Term Loan") for an amended principal amount of $50.1 million, being the amounts outstanding with AIMCo on such date. Principal under the extended AIMCo Term Loan is due in full on January 31, 2024, with an interest rate of 10%, payable semi-annually. There were no additional proceeds received from the AIMCo Term Loan. Including the contingent consideration of $3.5 million (see below), the effective interest rate of the Amended Term Loan Facility is 12% per annum (December 31, 2021 - 12%).

As consideration for the AIMCo Term Loan, FutEra, a wholly owned subsidiary of Razor at the time, granted AIMCo common shares of FutEra representing 22.4% of the total outstanding common shares and these shares were held in trust, contingent on Razor receiving funding for the Swan Hills Geothermal Project by July 31, 2021. The Swan Hills Geothermal Project was not funded by July 31, 2021, and the shares held in trust as part of this transaction were returned to Razor and $3.5 million was added to the principal amount due at maturity as part of the AIMCo Term Loan. The AIMCo Term Loan is secured by a first charge on all present and after-acquired personal property as well as a floating charge on land pursuant to a general security agreement and a promissory note. Razor has obtained exemptions to the first charge from AIMCo for certain field equipment for which Razor obtained loans or lease financing, in addition, Razor has obtained exemptions to the first charge from AIMCo to allow Arena Investors LP to have first lien security on all assets within Razor Royalties Limited Partnership and Razor Holdings GP Corp.

The AIMCo Term Loan is subject to the following financial covenants:

•  a maximum adjusted net debt-to-adjusted cash flow ratio of 5:1 commencing for each fiscal year ended December 31, 2022, and December 31, 2023; and

•  a minimum working capital ratio of 1:1 from and after each fiscal quarter commencing September 30, 2022.

Adjusted net debt is the sum of current liabilities, long-term debt (principal), and the fair value of commodity contracts classified as liabilities, less the sum of current assets and the fair value of commodity contracts classified as assets. Adjusted cash flow for the year is calculated as cash provided by (or used in) operating activities less changes in non-cash working capital, plus the sum of i) interest paid ii) income taxes paid and iii) finance costs paid.  Working capital ratio is the ratio of (i) current assets, excluding the fair value of commodity contracts classed as assets, to (ii) the current liabilities, excluding the current portion of long-term debt and excluding the fair value of commodity contracts classed as liabilities.  All financial covenant calculations exclude FutEra Power Corp. and its Subsidiaries.

As at December 31, 2022, Razor received a waiver from AIMCo for the 1:1 minimum working capital covenant, however, the covenant default related to the minimum production requirement under the Arena Amended and Restated Loan caused a cross covenant default under the AIMCo Term Loan as well as a cross covenant default under certain equipment loans and leases resulting in these loans  as well as the AIMCo Term Loan being potentially due on demand and classified as a current liability as at December 31, 2022. As at December 31, 2022, the Company has a working capital deficit of $125.3 million. While the Company expects to reduce the working capital deficit over the next year, it is projecting to have a working capital ratio of less than 1:1 throughout 2023.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	28

Subsequent to year-end, the Company has executed a debt settlement agreement with AIMCo (note 22) and obtained a waiver from the lender for the Arena Amended and Restated Term Loan (note 22). The Company is also undertaking a Rights Offering on a best-efforts basis (note 22) for up to $10 million. There is no certainty that the Rights Offering will be successful in raising any additional cash. The completion of these transactions are subject to the satisfaction of a number of conditions to which there is no certainty. If these transactions are not completed, there can be no assurance that the Company will be able to obtain a waiver for the potential covenant default or an amendment, if necessary, to revise the working capital ratio covenant from AIMCo prior to December 31, 2023. The Company is currently in discussions with the third parties under the equipment loans and leases, to attempt to remediate all events of default however, there can be no assurance that the Company will be successful in obtained amendments or waivers under those agreements. This potential covenant default may result in the AIMCo debt potentially being due on demand. The potential covenant default would also then result in a potential cross-covenant default for the Arena Amended and Restated Term Loan and certain other loans and leases at that time.  The Company does not have the financial ability to repay the AIMCo debt, Amended Arena Term Loan and certain other loans and leases should they come due as a result of the default.

Loan with Arena Investors, LP

On February 16, 2021, RRLP, a wholly owned subsidiary of Razor, entered into a new term loan with Arena Investors, LP ("the Arena Term Loan") of US$11,042,617 (CAD$14,006,455).

The Arena Term Loan was to be repaid over 29 months with principal and interest payments of approximately US$0.4 million per month, commencing April 1, 2021, and full and final repayment with interest of the loan on August 1, 2023.  The funded principal amount, after the original issuer discount, is US$10,035,000 (CAD $12,702,532).  The Arena Term Loan carries a fixed annual interest rate of 7.875%.  Security consists of a first lien on all assets within RRLP and Razor Holdings GP Corp.  The Arena Term Loan is also secured by a second lien on the assets of Razor, excluding Razor's subsidiaries Blade, FutEra  and its subsidiaries, and Razor Resources Corp.

On August 12, 2021, RRLP entered into an amendment agreement on its Arena Term Loan ("Arena Amended Term Loan") with Arena Investors, LP for an additional US$8,833,922 (CAD $11,035,336).  The term of the amended loan was extended to April 1, 2024.  Monthly principal and interest payments are approximately US$0.7 million in 2022. The additional funded principal amount of the Arena Amended Term Loan, after the original issuer discount was US $8,000,000 (CAD $9,993,600).

On March 9, 2022, the Company entered a definitive agreement and closed senior debt financing specifically for its Co-produced Geothermal Power Project in Swan Hills, Alberta.

The financing is funded by Arena Investors, LP by way of amending the Arena Amended Term Loan (the "Arena Amended and Restated Term Loan") for an additional principal amount of US$11,042,403 (CAD$ 14,127,650) (the "Term Loan 3"). Term Loan 3 has the following terms:

  48-month maturity.
  First lien security on the assets held within Swan Hills Geothermal Power Corp. along with FutEra's equity in Swan Hills Geothermal Power Corp.
RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	29

Months 1 to 24

  Interest payments only on the prevailing monthly principal balance of Term Loan 3 at an annualized interest rate of 7.875%;
  Accrued interest on the prevailing monthly principal balance of Term Loan 3 at an annualized interest rate of 3%.

Months 25 to 48

  Principal payments at an amortization rate of 5% on the prevailing monthly principal balance of Term Loan 3;
  Interest payments on the prevailing monthly principal balance of Term Loan 3 at an annualized interest rate of 7.875%;
  Accrued interest on the prevailing monthly principal balance of Term Loan 3 at an annualized interest rate of 3%;
  The principal balance of Term Loan 3 at maturity is expected to be US$3.8 million (CAD$4.8 million).

The funded principal amount for the Term Loan 3, after the original issuer discount, is US$10 million (CAD $12,793,941), less related fees and expenses. At December 31, 2022, the principal balance of the Arena Amended and Restated Term Loan is US$19.9 million (CAD $27.3 million). Other terms of the Arena Amended and Restated Term Loan are materially unchanged from Arena Amended Term Loan.

The Arena Amended and Restated Term Loan is subject to the following covenants:

•  Use at least US$6,700,000 (CAD $8,481,013) to complete the activities outlined in an agreed development plan for the period ended June 30, 2022;

•  Minimum hedge requirements for not less than 80% of RRLP's 20 month forward projected overriding royalty;

•  Commencing in April 1, 2022, maintain minimum production 4,150 boe/day; and

•  The general and administrative expenses of RRLP shall not exceed US$100,000 in any fiscal year.

As at December 31, 2022 the Company did not meet the minimum production requirement under the Arena Amended and Restated Term Loan which triggered a cross covenant default on the AIMCo Term Loan as well as certain equipment loans and leases resulting in these loans being potentially due on demand and classified as a current liability as at December 31, 2022. Due to the covenant default all deferred financing costs have been expensed in the period. Subsequent to year-end, the Company obtained a waiver from Arena (note 22) and executed a debt settlement agreement with AIMCo (note 22). The Company is also undertaking a Rights Offering on a best-efforts basis (note 22) for up to $10 million. There is no certainty that the Rights Offering will be successful in raising any additional cash. The completion of these transactions are subject to the satisfaction of a number of conditions to which there is no certainty. The Company is currently in discussions with the third parties under the equipment loans and leases, to attempt to remediate all events of default however, there can be no assurance that the Company will successful in obtained amendments or waivers under those agreements.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	30

The changes in long-term debt are as follows:

	December 31,	December 31,
($000's)	2022	2021
Balance, beginning of year	73,192	50,878
Arena Term Loan[1]	-	14,006
Arena Amended Term Loan [3]	-	11,035
Arena Amended and Restated Term Loan 3[5]	14,128	-
Arena Term 3 PIK interest	364	-
Unrealized FX loss on US denominated debt	1,637	78
AIMCo Term Loan - FutEra consideration	-	3,500
Deferred financing costs	(1,952)	(7,697)
Repayment of AIMCo deferred interest [4]	(2,767)	-
Repayment of Arena Amended Term Loan	(9,189)	(5,022)
Repayment of Promissory Notes	(400)	(356)
Amortization of deferred financing costs	7,716	2,162
AIMCo Amended Term Loan Facility - Interest deferral [2]	-	1,841
AIMCo Amended Term Loan Facility - Interest deferral [4]	-	2,767
AIMCo Amended Term Loan Facility - interest deferral [6]	2,751	-
AIMCo Amended Term Loan Facility - interest deferral [8]	2,936	-
Equipment Loans [7]	893	-
Balance, end of year	89,309	73,192

1) The Arena Term Loan is U.S. dollar denominated debt of $11,042,617 converted at February 16, 2021 fx rate - date of inception and revalued at each statement of financial position date.

2) The interest payment due June 30, 2021 for the period of February 16, 2021 to June 30, 2021 was added to the existing $50.145 million principal based on 10% interest.

3) The Arena Amended Term Loan is U.S. dollar denominated debt of $8,833,922 converted at August 12, 2021 fx rate - date of inception and revalued at each statement of financial position date.

4) The interest payment due December 31, 2021 for the period of July 1, 2021 to December 31, 2021 was deferred and was paid including additional accrued interest in three payments on April 30, 2022, May 31, 2022 and June 30, 2022.

5) The Arena Amended and Restated Term 3 Loan is U.S. dollar denominated debt of $11,042,403 converted at March 9, 2022 fx rate - date of inception and revalued at each statement of financial position date.

6) The interest payment due June 30, 2022 for the period of Jan 1, 2022 to June 30, 2022 was deferred and added to the existing debt.

7) Loans were entered into during August and September 2022 to purchase equipment for Blade.

8) The interest payment due December 31, 2022 for the period of July 1, 2022 to December 31, 2022 was added to the existing debt.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	31

As at December 31, 2022 and December 31, 2021, Razor had the following outstanding long-term debt:

	Final	December 31,	December 31,
($000's)	Maturity	2022	2021
AIMCo Term Loan - principal	Jan-2024	55,486	50,145
AIMCo Term Loan - FutEra consideration	Jan-2024	-	3,500
AIMCo Term Loan - interest deferral	Jan-2024	-	1,841
AIMCo Term Loan - interest deferral	Jun-2022	-	2,767
AIMCo Term Loan - interest deferral	Mar-2023	2,751	-
AIMCo Term Loan - interest deferral	Mar-2023	2,936	-
Arena Amended and Restated Term Loan (1&2)	Apr-2024	11,934	20,108
Arena Amended and Restated Term 3 Loan	Apr-2026	15,332	-
Promissory Note-1	Sep-2022	-	211
Promissory Note-2	Dec-2022	-	52
Promissory Note-3	May-2024	69	113
Equipment Loan 1	Aug-2026	273	-
Equipment Loans 2	Sep-2026	528	-
		89,309	78,737
Deferred financing costs		-	(5,545)
Total debt		89,309	73,192

Current portion		88,677	9,145
Long-term portion		632	64,047
Total debt		89,309	73,192

Deferred financing costs totaling $9.4 million were netted against debt. Deferred financing costs related to the AIMCo Term Loan are comprised of FutEra consideration of $3.5 million and legal fees of $111 thousand. Deferred financing costs related to the original Arena Term Loan and the Arena Amended Term Loan (1&2) are comprised of the original issuer discount of CAD$2.3 million and various fees and expenses totaling CAD$1.8 million. The Arena Amended and Restated Term Loan 3 added additional deferred financing costs which are comprised of the original issuer discount of CAD$1.3 million and various fees and expenses totaling CAD$0.6 million. Due to the covenant default on the Arena Amended and Restated Term Loan, management has determined that all transaction costs should be expensed in the period.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	32

8.  LEASE OBLIGATIONS

The changes in lease obligations are as follows:	December 31,	December 31,
($000's)	2022	2021
Balance, beginning of year	1,756	3,294
Liabilities incurred	5,943	398
Liabilities settled	(3,715)	(2,102)
Interest expense	449	166
Balance, end of year	4,431	1,756
Current portion	2,417	1,321
Long-term portion	2,015	435
Lease obligation	4,431	1,756

The total undiscounted amount of the estimated future cash flows to settle the lease obligations over the remaining lease term is $4.4 million.

Razor's minimum lease payments are as follows:

	December 31,	December 31,
($000's)	2022	2021
Within one year	3,014	1,383
Later than one year but not later than three years	1,842	348
Later than three years	448	216
Minimum lease payments	5,304	1,947
Amount representing finance charge	(873)	(191)
Present value of net minimum lease payments	4,431	1,756

The Company has lease liabilities for contracts related to office space, vehicles, field equipment and surface leases. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. Discount rates for the year ended December 31, 2022 were between 1.99% and 14% (2021 - between 4.99% and 8.95%), depending on the duration of the lease term. Certain of the leases are still subject to cross covenant default clauses that if triggered may accelerate and require immediate repayment of amounts outstanding.

At December 31, 2022, certain equipment loans and leases were in default due to cross covenant default issues related to covenant violations under the Arena Amended and Restated Term Loan and at December 31, 2022, these loans and lease were classified as potentially due on demand current liabilities.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	33

9.  DECOMMISSIONING OBLIGATIONS

Decommissioning obligations represent the present value of the future costs to be incurred to abandon and reclaim the Company's wells, facilities, and pipelines.

The changes in decommissioning obligations are as follows:

	December 31,	December 31,
($000's)	2022	2021
Balance, beginning of year	154,618	139,177
Acquisition (disposition)	(6,058)	473
Additions	1,233	-
Government subsidy for decommissioning expenditures	(921)	(1,861)
Decommissioning expenditures	(2,934)	(1,734)
Effect of change in discount rate and inflation	(43,653)	16,174
Revisions to estimates	191	(48)
Accretion expense	3,504	2,437
Balance, end of year	105,980	154,618

Current portion	2,627	2,382
Long-term portion	103,353	152,236
Decommissioning obligations	105,980	154,618

The provision for the costs of decommissioning production wells, facilities and pipelines at the end of their economic lives has been estimated using existing technology, at current prices or long-term assumptions and based upon the expected timing of the activity. Revisions to estimates were primarily driven by revisions to estimates in the timing of projected cash outflows on decommissioning obligations.

The significant assumptions used to estimate the decommissioning obligations are as follows:

	December 31,	December 31,
	2022	2021
Undiscounted cash flows (000's)	141,546	148,813
Discount rate (%)	3.28	1.68
Inflation rate (%)	2.09	1.82
Weighted average expected timing of cash flows (years)	27	28

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	34

10.  CAPITAL MANAGEMENT

The Company's objectives when managing capital are to:

1. Retain access to capital markets

2. Ensure its ability to meet all financial obligations and meet its operational and strategic objectives

Razor's capital structure consists of shareholders' equity and long-term debt and leases. The Company makes adjustments to its capital structure based on changes in economic conditions and its planned requirements. Razor adjusts its capital structure by issuing new common or preferred equity, or debt, changing its dividend policy, or making adjustments to its capital expenditure program, subject to restrictions and covenants in the AIMCo Term Loan and the Arena Amended and Restated Term Loan (see future operations disclosures in note 2).

11.  SHARE CAPITAL

The Company is authorized to issue an unlimited number of common shares without nominal or par value and an unlimited number of preferred shares, issuable in series.

AUTHORIZED AND ISSUED

A reconciliation of the number and dollar amount of outstanding shares is shown below.

	December 31, 2022		December 31, 2021
Common Shares	Number	($000's)	Number	($000's)
Shares outstanding, beginning of year	23,314,466	29,358	21,064,466	27,540
Private placement	-	-	2,250,000	1,890
Rights offering	1,960,784	5,000	-	-
Premium on flow-through shares	-	(471)	-	-
Share issuance costs	-	(191)	-	(72)
Shares outstanding, end of year	25,275,250	33,696	23,314,466	29,358

RIGHTS OFFERING & PRIVATE PLACEMENT

On March 31, 2022, the Company announced a rights offering (the "Rights Offering") for eligible holders of its common shares (the "Common Shares") of record at the close of business on April 7, 2022 (the "Record Date").

Each holder of Common Shares resident in a province or territory in Canada (the "Eligible Jurisdictions") received one right (a "Right") for each 1 Common Share held. Each whole Right entitled the holder to subscribe for 0.0841016 of a Common Share. As a result, holders of Common Shares needed to exercise 11.8903796 Rights to acquire one Common Share. A holder of Rights paid $2.55 to purchase one Common Share.

The Common Shares issued as a result of the rights offering were issued on a "flow-through" basis in respect of Canadian renewable and conservation expense ("CRCE") within the meaning of the Income Tax Act (Canada). Upon issuing the Common Shares to shareholders of Razor at the closing of the Rights Offering, Razor renounced 100% of the to-be-incurred eligible expenses to the Rights Offering subscribers which can be deducted from ordinary income in calculating the subscriber's liability for income tax. Razor and its subsidiaries are committed to incur an amount of eligible expenses equal to the Rights Offering proceeds prior to December 31, 2023.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	35

The Rights Offering closed on May 11, 2022. A total of 23,314,466 rights were exercised, resulting in the issuance of 1,960,784 Common Shares for gross proceeds of $5.0 million. The common shares were issued on a flow-through basis in respect of Canadian Renewable and Conservation Expense ("CRCE") within the meaning of the Income Tax Act (Canada). The proceeds will be used to fund certain eligible expenses on the Swan Hills Geothermal Power Project, solar and eligible expenses on various early-stage power projects including additional geothermal initiatives in 2022 and 2023 of which $2.9 million has been spent in 2022. The Company is required to spend the remaining $2.1 million by December 31, 2023.

On October 22, 2021, Razor closed a private placement of common shares.  A total of 2,250,000 common shares were issued at a subscription price of $0.84 per share for total gross proceeds of $1,890,000.

AWARD BASED INCENTIVE PLANS

Razor Energy Corp.

The Company has a stock option plan under which options to purchase common shares may be granted to officers, directors, employees and consultants. The options under this plan vest equally over three years and expire in five years from the date of issuance. The number and weighted-average exercise prices of stock options are as follows:

	December 31, 2022		December 31, 2021
	Number	Price ($)	Number	Price ($)
Outstanding, beginning of year	-	-	-	-
Granted	1,096,000	1.48	-	-
Forfeited	(146,400)	2.20	-	-
Outstanding, end of year	949,600	1.37	-	-
Vested and exercisable, end of year	-	-	-	-

The following weighted average assumptions were used to value the options granted using the Black-Scholes pricing model with the following inputs:

Period ending	December 31, 2022	December 31, 2021
Risk-free interest rate	1.98%	-
Expected life (years)	5	-
Forfeiture rate	5%	-
Expected volatility	108%	-
Fair value of options granted	$1.09	-

FutEra Power Corp.

On October 1, 2021, the Company initiated a stock option plan for its subsidiary, FutEra Power Corp. The option plan originally issued a total of 261,000 options, out of a maximum of 284,000, with an exercise price of $1.74 per share, whereby 200,000 vested immediately and 61,000 vest equally over three years. The options granted in 2022 vest equally over three years. All options expire in five years. The number and weighted-average exercise prices of stock options are as follows:

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	36

	December 31, 2022		December 31, 2021
	Number	Price ($)	Number	Price ($)
Outstanding, beginning of the year	261,000	1.74	-	-
Granted	3,000	1.74	261,000	1.74
Outstanding, end of the year	264,000	1.74	261,000	1.74
Vested and exercisable, end of year	200,000	1.74	200,000	1.74

The following weighted average assumptions were used to value the options granted using the Black-Scholes pricing model with the following inputs:

Period ending	December 31, 2022	December 31, 2021
Risk-free interest rate	1.61%	1.07%
Expected life (years)	5	4.75
Expected volatility	108%	107%
Fair value of options granted	$1.36	$1.35

Total share-based compensation expense of $0.5 million was recorded for the year ended December 31, 2022 and $0.3 million was recorded for the year ended December 31, 2021.

12.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial instruments are measured at amortized cost or fair value. Fair value represents the estimated amounts at which financial instruments could be exchanged between knowledgeable and willing parties in an arm's length transaction. Determining fair value requires management judgement.

FINANCIAL INSTRUMENTS MEASURED AT FAIR VALUE

The Company uses quoted market prices when available to estimate fair value.  Financial assets and liabilities are classified in the fair value hierarchy according to the lowest level of input that is significant to the fair value measurement. Management's judgment as to the significance of a particular input may affect placement within the fair value hierarchy levels.

The fair value hierarchy is as follows:

•  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•  Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).  Level 2 valuations are based on inputs, including quoted forward prices for commodities, market interest rates and volatility factors, which can be observed or corroborated in the marketplace.

•  Level 3: inputs for the asset or liability that are not based on observable market data, such as the Company's internally developed assumptions about market participant assumptions used in pricing an asset or liability.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	37

The valuation methods used to determine the fair value of each financial instrument and its associated level in the fair value hierarchy is described below.

Financial Instruments	Fair Value Method
Measured at Amortized Cost
Cash, cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities	Measured initially at fair value, then at amortized cost after initial recognition.
Fair value approximates carrying value due to their short-term nature.
Long-term debt	Measured initially at fair value, then at amortized cost after initial recognition using the effective interest method.
Fair value is determined using discounted cash flows at the current market interest rate.
(Level 2)
Measured at Fair Value
Commodity contracts	Financial contracts are classified as commodity contracts and are measured at fair value with the changes during the period recorded in profit or loss as unrealized gains or losses.
Determined using observable period-end forward curves.
(Level 2)

The carrying value and fair value of the Company's financial instruments at December 31, 2022 are as follows:

($000's)	Carrying Value	Fair Value
Cash and cash equivalents	2,424	2,424
Restricted cash	3,810	3,810
Accounts receivable	13,545	13,545
Commodity contract asset	396	396
Accounts payable and accrued liabilities	50,518	50,518
Commodity contract liability	2,338	2,338
Minimum lease obligation	5,304	5,304
Promissory notes and equipment loans	870	751
Term Loan Facilities (AIMCo and Arena)	88,439	80,256

MARKET RISK

Razor is exposed to normal market risks inherent in the oil and natural gas business, including, but not limited to, liquidity risk, commodity price risk, credit risk, interest rate risk, and foreign exchange risk. The Company seeks to mitigate these risks through various business processes and management controls.

Management has overall responsibility for the establishment of risk management strategies and objectives. Razor's risk management policies are established to identify the risks faced, to set appropriate risk limits, and to monitor adherence to risk limits and to comply with banking requirements. Risk management policies are reviewed regularly to reflect changes in market conditions and Razor's activities.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	38

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. Liquidity is managed through cash, debt and equity management strategies, when available. Razor manages its liquidity requirements by use of both short-term and long-term cash forecasts (refer to Future Operations - note 2). The table below summarizes the Company's contractual obligations as at December 31, 2022:

($000's)	Recognized in Financial Statements	Total	Less than 1 year	2-3 years	4-5 years	More than 5 years
Accounts payable and accrued liabilities	Yes-Liability	50,518	50,518	-	-	-
AIMCo Term Loan	Yes-Liability	61,173	61,173	-	-	-
Arena Amended and Restated Term Loan 1&2	Yes-Liability	11,934	11,934	-	-	-
Arena Amended and Restated Term 3 Loan	Yes-Liability	15,332	15,332	-	-	-
Promissory notes and equipment loans	Yes-Liability	870	238	456	176	-
Commodity contracts	Yes-Liability	2,338	2,338	-	-	-
Flow-through Share eligible expenditures	Yes-Liability	2,060	2,060	-	-	-
Minimum lease obligation	Yes-Liability	5,304	3,014	1,842	448	-
Interest payable 1 2	No	17,643	17,287	245	26	85
Lease operating costs	No	110	45	61	4	-
Transportation services	No	999	141	221	182	455
Total		168,281	164,080	2,825	836	540

1)  Interest costs incurred but unpaid are included as part of the accrued liabilities in the financial statements.

2)  Excludes interest paid on minimum lease obligation and lease liability.

Commodity Price Risk

Razor is exposed to commodity price risk as prices for oil and natural gas products fluctuate in response to many factors including local and global supply and demand, weather patterns, pipeline transportation, political stability, and economic factors. Commodity price fluctuations are an inherent part of the oil and gas business. As part of the requirements of the Arena Amended and Restated Term Loan, Razor has entered into hedge contracts on a portion of its future production to protect cash flows.  The Company does not apply hedge accounting for these contracts.

As at December 31, 2022, Razor had the following derivative contracts outstanding:

Oil - Upside enhanced traditional collars [1]
Reference point	Volume (bbls/mth)	Remaining Term	Floor Long Put USD/bbl	Ceiling Short Call USD/bbl	Long Upside Call USD/bbl	Fair Value (CAD 000's)
NYMEX WTI financial futures	11,000	Jan 31'23-Sept 30'23 30'23	50.00	65.00	75.00	(810)
Oil - options
Reference point	Volume (bbls/mth)	Remaining Term		Option type	Strike price	Fair Value (CAD 000's)
NYMEX WTI financial futures	11,000	Oct 31'23-Jul 31'24	Long	Put	50.00	511
NYMEX WTI financial futures	15,000	Jan 31'23-Apr 30'23	Short	Put	100.00	(1,643)

1) These contracts are upside enhanced traditional collars whereby the Company receives the floor price/bbl when the market price is below the floor price/bbl, and receives the ceiling price/bbl when the market price is above the ceiling price/bbl, unless the market price rises above the long upside call, at which point the maximum price would be the NYMEX WTI oil index less the difference between the ceiling price and the long upside call strike price.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	39

As at December 31, 2022, the Company recorded the fair value of the oil commodity contracts as an asset of $0.4 million and a liability of $2.3 million (December 31, 2021 - liability of $0.6 million) on the Statement of Financial Position. The Company recorded an unrealized gain of $0.3 million for the year ended December 31, 2022 (year ended December 31, 2021 - unrealized loss of $1.3 million) and a realized loss of $2.2 million in earnings for the year ended December 31, 2022 (year ended December 31, 2021 - realized loss of $0.5 million). In conjunction with entering into the above contracts Razor received CAD $1.7 million (US$1.3 million).

Subsequent to December 31, 2022, the Company has purchased certain commodity contracts as follows:

Oil - options
Reference point	Volume (bbls/mth)	Remaining Term		Option type	Strike price
NYMEX WTI financial futures	11,000	Aug 31'24	Long	Put	50.00
Oil - traditional collars
Reference point	Volume (bbls/mth)	Remaining Term	Floor Long Put USD/bbl	Ceiling Short Call USD/bbl
NYMEX WTI financial futures	11,000	Sept 30'24-Oct 31'24	50.00	90.00

Credit Risk

Razor is exposed to third party credit risk through its contractual arrangements with its partners in jointly owned assets, marketers of petroleum and natural gas and other parties. In the event such entities fail to meet their contractual obligations to Razor, such failures could have a material adverse effect.  The maximum credit risk that the Company is exposed to is the carrying value of cash and cash equivalents, restricted cash, and accounts receivable.

The Company's accounts receivables of $13.5 million at December 31, 2022, (December 31, 2021 - $16.4 million) are non-interest bearing. The Company's receivables are summarized as follows:

	December 31,	December 31,
($000's)	2022	2021
Trade receivables	10,669	13,754
Joint venture receivables	2,759	2,610
Other receivables	240	282
Allowance for doubtful accounts	(123)	(279)
	13,545	16,367

The majority of the credit exposure on trade receivables as at December 31, 2022, pertains to revenue for accrued December 2022 production volumes. Receivables from the oil and gas marketing companies are typically collected on the 25th day of the month following production. Razor mitigates the credit risk associated with these receivables by establishing relationships with credit worthy purchasers. Razor has not experienced any collection issues with its oil and gas marketers.

Receivables from partners in jointly owned assets are typically collected within one to three months of the bill being issued to the partner. The Company mitigates the risk from joint interest billings by obtaining partner approval of capital expenditures prior to starting a project. However, the receivables are from participants in the petroleum and natural gas sector, and collection is dependent on typical industry factors such as commodity price fluctuations, escalating costs and the risk of unsuccessful drilling. Further risk exists with partners in jointly owned assets as disagreements occasionally arise which increases the potential for non-collection. To protect against credit losses with joint asset partners, the Company has the ability to withhold sale proceeds from production or offset outstanding partner invoices in the event of non-payment and also, the ability to obtain the partners' share of capital expenditures in advance of a project.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	40

The Company's accounts receivable is aged as follows:

	December 31,	December 31,
($000's)	2022	2021
Current (less than 30 days)	10,356	12,432
31 to 90 days	513	2,724
Over 90 days	2,675	1,211
Total receivables	13,545	16,367

The Company does not believe that the amounts outstanding for more than 90 days are impaired.

Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to changes in interest rates. The Company's interest-bearing assets and liabilities include cash and long-term debt. Razor manages its interest rate risk by entering into fixed interest rates on the AIMCo Term Loan, Arena Amended and Restated Term Loan, lease obligation, and Promissory Notes and equipment loans. See notes 7 and 8.

The AIMCo Term Loan Facility has an original maturity date of January 31, 2024 and bears interest at the rate of 10% per annum (paid semi-annually on June 30 and December 31). The Arena Amended and Restated Term Loan facility has an original maturity date of April 1, 2026 and bears interest at the rate of 7.875% per annum and paid monthly. The Promissory Notes mature May 8, 2024, and interest is paid monthly at 7.94% per annum along with the principal. The equipment loans have original maturity dates up to September 1, 2026, and interest is paid monthly at 8.75%, 8.85% and 8.99%.

Consequently, there is no exposure to fluctuations in market interest rates.

Foreign Exchange Risk

Razor's business is conducted primarily in Canadian dollars. However, the Company's commodity contracts, the Arena Amended and Restated Term Loan and restricted cash are denominated in U.S. dollars. Razor's primary exposure is from fluctuations in the Canadian dollar relative to the U.S. dollar.

The sensitivity analysis below shows the impact that a change in the USD/CDN exchange rate would have on income/loss:

	USD/CDN exchange Rate
	1% increase	1% decrease
Income statement gain/(loss)	(264,000)	264,000

13. COMMITMENTS AND CONTINGENCIES

The Company has a firm commitment for oil and gas transportation services that includes contracts to transport oil and natural gas through third party owned pipeline systems. The Company also has a firm commitment for gas processing services that includes contracts to process natural gas through third party owned processing facilities (see note 12).

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	41

Razor assumed decommissioning liabilities included in its Swan Hills, Kaybob and District South acquisitions. The Company spent $3,855 thousand on abandonment, reclamation and remediation expenditures for the twelve months (2021 - $3,595 thousand) which includes $921 thousand related to government grants earned for well site rehabilitation through the SRP program (2021 - $1,861 thousand).

The Alberta Energy Regulator (AER) released its new Liability Management Framework under Directive 88. Under this new framework which takes effect in 2022, all industry licensees have a mandatory spend target for end of life abandonment and reclamation activity as part of the Industry Reduction Program. Razor has been assigned a mandatory spend of $2.6 million for 2023.

In May 2022, the Company issued a letter of credit in favor of a utility provider in the amount of $1.0 million. As security, the Company has set aside an equivalent GIC at the financial institution that issued the letter of credit. The Company held a total of $3.8 million as restricted cash at December 31, 2022 (December 31, 2021 - $1.4 million).

As a result of the Flow-through Share Issuance, Razor and its subsidiaries are committed to incur an amount of eligible expenses equal to the Rights Offering proceeds of $5.0 million of which $2.9 million was spent in 2022 with $2.1 million to be spent by December 31, 2023.

In the normal course of its operations, the Company may be subject to litigation and claims and records provisions for claims as required.

The Company did not have any amounts related to the Statement of Claim owing to this joint venture partner as at December 31, 2022. During the third quarter of 2020, the Company was served a statement of claim from a joint venture partner demanding immediate payment for past services totaling $4.6 million. During the fourth quarter of 2021, Razor filed a Statement of Defense and a Counterclaim which alleges the joint venture partner over charged the joint account, underpaid revenue, conducted work without authorization and generally mis handled the joint account to the detriment of Razor.

14. REVENUES

The significant components recognized in revenues are as follows:

	Years Ended December 31,
($000's)	2022	2021
Crude oil	113,809	64,538
Gas	8,702	5,231
NGL	16,211	7,727
Power generation	7,857	-
Blending and processing	3,403	3,222
Road use	705	576
Other revenue[1]	779	230
	151,466	81,524

1) Primarily comprised of trucking and road maintenance.

Razor sells its production of crude oil, natural gas, and NGL pursuant to variable price contracts. The transaction price for variable price contracts is based on the commodity price, adjusted for quality, location and other factors. The amount of revenue recognized is based on the agreed transaction price with any variability in transaction price recognized in the same period. Fees associated with blending and processing services are primarily based on fixed price contracts.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	42

Razor's revenue transactions do not contain any significant financing components and payments are typically due within 30 days of revenue recognition. The Company does not adjust transaction prices for the effects of a significant financing component when the period between the transfer of the promised goods or services to the customer and payment by the customer is less than one year.  Interest income is recognized as it accrues in profit or loss, using the effective interest method.

15. FINANCING COSTS

Financing costs are comprised of interest expense on the AIMCo Term Loan, the Arena Amended and Restated Term Loan, the Promissory Notes, Equipment loans, the lease obligation, accretion of the discount on provisions, and amortization of deferred financing costs.

The components of financing costs are summarized below.

	Years Ended December 31,
($000's)	2022	2021
Interest expense	9,155	6,613
Amortization of deferred financing costs (note 7)	7,716	2,162
Accretion (note 9)	3,504	2,437
	20,375	11,212

Accretion relates to the time value change of the Company's decommissioning obligation.

16.  INCOME TAX

The provision for income taxes is as follows:
	Years Ended December 31,
($000's)	2022	2021
Income (loss) before income taxes	(22,310)	14,115
Combined statutory tax rate	23.0%	23.0%
Expected income tax at statutory tax rate	(5,131)	3,246
Non-deductible expenses	992	863
Flow-through shares	(276)	-
Change in unrecognized deferred tax asset	3,700	(3,332)
Acquisition	-	(3,623)
Other	1,025	(777)
Income tax expense (recovery)	310	(3,623)

The following table provides details of the deferred tax assets and liabilities:
	As at December 31,
($000's)	2022	2021
Property, plant and equipment	(25,262)	(36,553)
Decommissioning obligations	8,860	35,562
Commodity contracts	117	310
Leases	451	197
Financing charges	1,424	167
Non-capital losses[1]	13,824	317
	(586)	-

1) The non-capital losses will expire between 2033 and 2043.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	43

The Company did not recognize a deferred tax asset in respect of the following temporary differences:
	As at December 31,
($000's)	2022	2021
Decommissioning obligations	67,459	-
Non-capital losses	3,900	59,135
	71,359	59,135

The following table provides a continuity of the deferred tax asset or liability:

($000's)	December 31, 2021	Other	Recognized in Profit or Loss	December 31, 2022
Property, plant and equipment	(36,553)	(276)	11,567	(25,262)
Decommissioning Obligations	35,562	-	(26,702)	8,860
Commodity Contracts	310	-	(193)	117
Leases	197	-	254	451
Financing charges	167	-	1,257	1,424
Non-capital losses	317	-	13,507	13,824
Total	-	(276)	(310)	(586)
($000's)	December 31, 2020	Business Combination	Recognized in Profit or Loss	December 31, 2021
Property, plant and equipment	(24,821)	(3,732)	(8,000)	(36,553)
Decommissioning Obligations	15,264	109	20,189	35,562
Commodity Contracts	-	-	310	310
Leases	-	-	197	197
Financing charges	277	-	(110)	167
Non-capital losses	9,280	-	(8,962)	317
Total	-	(3,623)	3,623	-

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	44

17.  PER SHARE AMOUNTS

Per share amounts are calculated by dividing net (loss) income by the weighted average number of common shares outstanding.  Diluted per share amounts are calculated by adjusting the weighted average number of common shares outstanding for potentially dilutive instruments. For the years December 31, 2022 and 2021, there are no dilutive instruments affecting the basic per share calculations.

The net loss and average number of shares used to calculate the per share amounts are as follows:

	Years Ended December 31,
	2022	2021
Weighted average shares outstanding (basic and diluted)
Basic and diluted [1]	24,571,517	21,491,178
Net income (loss) for the year (000's)	22,620	17,738
Net income (loss) per share
Basic and diluted [1]	$0.92	$0.83

(1) For the year ended December 31, 2022, 949,600 stock options were excluded from the calculation of diluted loss per share as their effect was anti-dilutive.

18. OTHER INCOME

The components for other income are summarized below.

	Years Ended December 31
($000's)	2022	2021
Insurance proceeds	937	73
Interest and other	295	645
SRP subsidy for decommissioning expenditures (note 9)	921	1,861
	2,153	2,579

During the year ended December 31, 2022, there were insurance proceeds received of $0.9 million (the year ended December 31, 2021 - $0.1 million).

19. SUPPLEMENTAL CASH FLOW INFORMATION

	Years Ended December 31,
($000's)	2022	2021
Accounts receivable	2,822	(9,903)
Prepaid expenses and deposits	(232)	778
Inventory	87	(402)
Accounts payable and accrued liabilities	6,720	18,828
Disposition of assets (note 6)	(3,383)	-
	6,014	9,301

The changes in non-cash working capital are summarized below.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	45

The changes in non-cash working capital have been allocated to the following activities:

	Years Ended December 31,
($000's)	2022	2021
Operating	4,641	7,307
Financing	(14)	-
Investing	1,387	1,994
	6,014	9,301

20. RELATED PARTY TRANSACTIONS

KEY MANAGEMENT COMPENSATION

In 2022, key management personnel include executive management and the Board of Directors. The compensation of key management personnel is as follows:

	Years ended December 31,
($000's)	2022	2021
Salary and employee benefits	1,996	1,469
Share based compensation	316	245
	2,312	1,714

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	46

21.  SEGMENTED REPORTING

The Company determines its reportable segments based on the nature of operations and includes three operating segments: Oil & Gas, Power Generation and Oil & Gas Services. The Oil & Gas segment includes all exploration, development and production of oil, natural gas and natural gas liquids ("NGLs"). The Power Generation segment includes the construction, commissioning and operation of a geothermal and natural gas hybrid power project. The Oil & Gas Services segment includes all activities pertaining to oilfield services including: oil field hauling, field services and earthwork services. For the year ended December 31, 2021, the Company did not have any reportable segments.

For the year ended December 31, 2022 $(000)s	Oil & Gas	Power Generation	Oil & Gas Services	Inter-Segment Eliminations	Total

REVENUES
Commodity sales from production	138,862	-	-	(139)	138,722
Power generation revenue	-	7,857	-	-	7,857
Blending and processing revenue	3,403	-	-	-	3,403
Other revenue	965	50	7,401	(6,932)	1,484
Total revenues	143,230	7,907	7,401	(7,071)	151,466
Royalties	(35,041)	-	-	-	(35,041)
Net revenues	108,189	7,907	7,401	(7,071)	116,425

Other income	3,521	282	54	(1,705)	2,153
Realized loss on commodity contracts settlement	(2,228)	-	-	-	(2,228)
Unrealized gain (loss) on commodity risk management	288	-	-	-	288
	109,770	8,189	7,455	(7,502)	116,638

EXPENSES
Operating	74,984	-	7,229	(4,552)	77,661
Power generation	-	2,966	-	(200)	2,767
Transportation and treating	4,506	-	-	-	4,506
Blending and processing	1,399	-	-	-	1,399
General and administrative	4,996	1,052	94	97	6,239
Bad debt (recovery)	(706)	-	-	-	(706)
Share-based compensation	128	329	-	-	456
Financing	19,724	1,576	779	(431)	20,375
Depletion, depreciation and amortization	20,539	589	886	-	22,014
Impairment (reversal) of oil and gas assets	-	-	-	-	-
Realized foreign exchange loss (gain)	(233)	48	-	-	(185)
Unrealized foreign exchange loss	1,790	17	-	-	1,807
Loss (gain) on disposition/acquisition	2,615	-	-	-	2,615
	129,740	6,579	8,987	(5,084)	138,948
(Loss) Income before income tax	(19,970)	1,610	(1,533)	(2,417)	(22,310)
Deferred income tax recovery	277	(586)	-	-	(310)

INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) FOR THE YEAR	(19,694)	1,024	(1,533)	(2,417)	(22,620)
Capital Expenditures	6,342	20,358	3,856	(2,346)	28,211
Total Assets	189,561	21,150	1,376	(11,326)	200,761

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	47

22.  SUBSEQUENT EVENTS

On May 1, 2023, the Company announced a recapitalization transaction, including debt settlement and a rights offering to all common shareholders.

Debt Settlement

On May 1 2023, the Company entered into a Debt Settlement Agreement (the "Debt Settlement Agreement") with Alberta Investment Management Corporation, ("AIMCo"), pursuant to which AIMCo and the Company have agreed, subject to certain terms and conditions, to the settlement of all obligations owing by Razor to AIMCo under the AIMCo Term Loan through the transfer to AIMCo of equity interests held by Razor in its currently wholly-owned, non-listed subsidiary, FutEra.

The Debt Settlement Agreement provides for the following transactions:

  Following the Internal Reorganization (as defined below), Razor will settle all outstanding indebtedness owed to AIMCo in the approximate aggregate amount of $63.2 million (the "Outstanding Indebtedness") by way of the sale and transfer by Razor to AIMCo of that number of FutEra Common Shares representing 70.00% of the issued and outstanding FutEra Common Shares and 100% of the issued and outstanding FutEra Preferred Shares, in each case following the Internal Reorganization.
  FutEra will create a new class of voting, convertible preferred shares ("FutEra Preferred Shares") and Razor and FutEra will complete an internal corporate restructuring to exchange a portion of the common shares in FutEra ("FutEra Common Shares") held by Razor for FutEra Preferred Shares (the "Internal Reorganization"). The FutEra Preferred Shares will have, among other rights, the right to receive cumulative dividends which will accrue daily at a rate of 12% per annum and compound quarterly; a liquidation preference per share equal to the original issue price plus all unpaid accrued and compounded dividends; the right to convert each FutEra Preferred Share into a number of FutEra Common Shares equal to the liquidation preference at the time of conversion divided by the original issue price (subject to adjustment in certain circumstances); and voting rights on an as-converted basis with FutEra Common Shares.
  As a condition to the completion of the transactions contemplated by the Debt Settlement Agreement, Razor will conduct a rights offering to all holders of Razor Common Shares by way of a rights offering circular (the "Rights Offering").

Rights Offering

The Rights Offering will be for proceeds of up to $10 million. Pursuant to the Rights Offering, all eligible holders of Razor Common Shares will receive one transferable right (a "Right") for each Razor Common Share held. The Rights will entitle the holder thereof to subscribe for units of Razor ("Unit"), with the number of Units available for subscription and the subscription price to be determined at the time of the Rights Offering.  Each Unit will be comprised of one Razor Common Share and one Razor Common Share purchase warrant of Razor.  Each warrant will entitle the holder to acquire, subject to adjustment in certain circumstances, one Razor Common Share at an exercise price to be determined at the time of the Rights Offering. In connection with the Rights Offering, all eligible holders of Razor Common Shares on the close of business on the record date for the Rights Offering will be provided the right to: (i) exercise their basic subscription privilege to acquire their pro-rata portion of Units in such Rights Offering; and (ii) provided they have exercised their basic subscription privilege, exercise an additional subscription privilege to acquire, subject to proration, such number of additional unsubscribed Units, if any, in the Rights Offering.

Razor and AIMCo have entered into a Standby Purchase Agreement pursuant to which AIMCo has agreed to exercise its basic subscription privilege under the Rights Offering and to provide the Standby Commitment with respect to unsubscribed Units under the Rights Offering, following all exercises of both the basic and additional privileges by other holders of Rights, to a maximum of $4 million, subject to the terms and conditions in the Standby Purchase Agreement, including that a minimum of $1 million of subscription proceeds shall have been received from holders of Rights other than AIMCo.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	48

In addition, Arena has agreed to waive the production covenant found in the Amended and Restated Term Loan Agreement from November 1, 2022 to April 30, 2023 and has further amended the production covenant for the period from May 1, 2023 to September 30, 2023.

The Recapitalization Transaction is subject to the satisfaction of a number of conditions, including concurrent completion of the Internal Reorganization, the FutEra Share Transfer Transaction and the Rights Offering, as well as the receipt by Razor and FutEra of all necessary third party and regulatory approvals, including the approval of the TSXV and consent of Arena Investors, LP ("Arena") as a secured lender under Razor's amended and restated term loan agreement dated March 9, 2022 (the "Amended and Restated Term Loan Agreement"), no occurrence of a material adverse change or material adverse effect, satisfactory completion of due diligence, and other customary closing conditions.

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	49

CORPORATE INFORMATION

MANAGEMENT	CORPORATE OFFICE
Doug Bailey	Razor Energy Corp.
President and Chief Executive Officer	800, 500-5th Ave SW
Calgary, Alberta, Canada T2P 3L5
Michael Blair	Website: www.razor-energy.com
Chief Operating Officer
TRANSFER AGENT
Kevin Braun	Alliance Trust Company
Chief Financial Officer	1010, 407-2 Ave SW
Calgary, Alberta T2P 2Y3
Lisa Mueller	403-237-6111
Vice President, New Ventures
President and Chief Executive Officer of FutEra Power Corp.
BANK
Devin Sundstrom	National Bank of Canada
Vice President, Production
AUDITORS
Stephen Sych	KPMG LLP
Vice President, Operations
LEGAL COUNSEL
BOARD OF DIRECTORS	McCarthy Tétrault LLP

Doug Bailey
INDEPENDENT RESERVE EVALUATORS
Sonny Mottahed (1) (2) (3)	Sproule Associates Limited

Frank Muller	STOCK SYMBOL
RZE.V
Sean Phelan (1) (2) (3)	TSX Venture Exchange

(1) Audit Committee
(2) Reserves and Environment Committee
(3) Corporate Governance and Compensation Committee

RAZOR ENERGY CORP. 2022 AUDITED CONSOLIDATED FINANCIAL STATEMENTS	50